EXHIBIT 21.1

List of Subsidiaries

Aircom Pacific, Inc., a California corporation

Aircom Pacific Inc. Limited (Hong Kong)

Aircom Pacific Ltd. (Seychelles)

Aircom Japan, Inc. (Japan)